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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)*

                               McData Corporation
================================================================================
                                (Name of Issuer)

                              Class B Common Stock
================================================================================
                         (Title of Class of Securities)

                                    580031102
================================================================================
                                 (CUSIP Number)

                               September 21, 2005
================================================================================
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)

|X| Rule 13d-1(c)

|_| Rule 13d-1(d)

                                   Page 2 of 6
                                  SCHEDULE 13G
                              CUSIP NO. 580031102


      1.    Names of Reporting Persons.

            I.R.S. Identification Nos. of above persons (entities only).

            Black River Asset Management LLC
            I.R.S. Identification No: 41-2066451

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)   ...................................

            (b)   ....................................

      3.    SEC Use Only ....................................

            Citizenship or Place of Organization

      4.    Delaware

Number of                       5.             Sole Voting Power: 1,933,096
Shares
Beneficially                    6.             Shared Voting Power: 0
Owned by
Each Reporting                  7.             Sole Dispositive Power: 1,933,096
Person With
                                8.             Shared Dispositive Power: 0






      9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
            1,933,096

      10.   Shares Check if the Aggregate Amount in Row
            (11) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9): 5.4%

      12.   Type of Reporting Person (See Instructions)

            CO

                                   Page 3 of 6
                                  SCHEDULE 13G
                               CUSIP NO. 580031102


Item 1.

            (a)   Name of Issuer: McData Corporation

            (b)   Address of Issuer's Principal Executive Offices:
                  380 Interlocken Crescent Broomfield, CO 80021

            Item  2. (a) Name of Person Filing: Black River Asset Management
                  LLC.

            (b)   Address of Principal Business Office or, if none, Residence:
                  12700 Whitewater Drive Minnetonka, MN 55343

            (c)   Citizenship: Delaware

            (d) Title of Class of Securities: Class B Common Stock. This report is being filed solely to correct the Class of stock reported as owned and the applicable CUSIP number.

            (e) CUSIP Number: 580031102. This report is being filed solely to correct the Class of stock reported as owned and the applicable CUSIP number.

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).

            (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e) |_| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) |_| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


            (j)   |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                   Page 4 of 6
                                  SCHEDULE 13G
                               CUSIP NO. 580031102

Item 4. Ownership.
Provide the following information regarding the aggregate number and percentageof the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 1,933,096

            (b)   Percent of class: 5.4%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: 1,933,096
                  (ii)  Shared power to vote or to direct the vote: 0.
                  (iii) Sole power to dispose or to direct the disposition of:
                        1,933,096
                  (iv)  Shared power to dispose or to direct the disposition of:
                        0.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

                                   Page 5 of 6
                                  SCHEDULE 13G
                               CUSIP NO. 580031102

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group
Not Applicable

                                   Page 6 of 6
                                  SCHEDULE 13G
                               CUSIP NO. 580031102

Item 10.Certification

 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                         SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Date:  October 7, 2005

                                         Black River Asset Managemnet LLC

                                         /s/ Robert Goedken
                                         -----------------------------
                                         Signature

                                         Name: Robert Goedken
                                         Title: Chief Legal Officer